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Exhibit 99.2

Penn National Gaming, Inc.

News Announcement

CONTACT:
William J. Clifford Chief Financial Officer 610/373-2400	Joseph N. Jaffoni Jaffoni & Collins Incorporated 212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING CLOSES $800 MILLION SENIOR SECURED
CREDIT FACILITY TO FUND HOLLYWOOD CASINO CORPORATION
ACQUISITION AND TO PROVIDE ADDITIONAL WORKING CAPITAL

        Wyomissing, Pennsylvania, (March 3, 2003)—Penn National Gaming, Inc. (NASDAQ:PENN) announced today that it closed an $800 million senior secured credit facility to fund its acquisition of Hollywood Casino Corporation and to provide additional working capital. The credit facility allows Penn National Gaming to raise an additional $100 million in senior secured credit to expand its Pennsylvania racetrack operations if legislation is passed permitting slot machines or video lottery terminals at these facilities.

        Penn National Gaming also announced that it would not proceed with commitments for an additional $200 million in financings. These commitments were made available only to finance a change of control offer at 101% of the principal amount of the non-recourse debt issued by Hollywood Casino Shreveport and Shreveport Capital Corporation, which will remain outstanding. As previously announced, Penn National Gaming does not intend to provide, nor to permit any of its subsidiaries to provide, financing or credit support to Hollywood Casino Shreveport and Shreveport Capital Corporation to fund a change of control offer to repurchase the notes.

        The $800 million financing package consists of three credit facilities comprised of:

  •
  A $100.0 million revolving credit facility due March 2008 which will initially accrue interest at 325 basis points over LIBOR;

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  A $100.0 million Term Loan A Facility due March 2008 which will initially accrue interest at 325 basis points over LIBOR;

  •
  A $600.0 million Term Loan B Facility due March 2009 which will initially accrue interest at 400 basis points over LIBOR.

        Bear, Stearns & Co., Inc. and Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated served as Joint Lead Arrangers and Joint Book Runners. Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as Syndication Agent. Bear Stearns Corporate Lending Inc. is the Administrative Agent. Société Générale and Credit Lyonnais were the Documentation Agents.

        Concurrent with this financing the previous senior credit facility is cancelled. The $36 million swap expiring June 2004 with CIBC World Markets Corp. is terminated and the $100 million swap expiring December 2003 with Wells Fargo continues and is now linked to the new facility. Penn National Gaming's $200 million 11 1/8% senior subordinated notes due 2008 and its $175 million 8 7/8% senior subordinated notes due 2010 will remain outstanding.

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        Commenting on the financing, Peter M. Carlino, Chief Executive Officer of Penn National said, "This financing package provides us with immediate access to capital at attractive rates allowing us to complete our acquisition of Hollywood Casino Corporation and to fund additional expansion, acquisitions and capital expenditures including, if legislation is passed, the addition of slot machines or video lottery terminals at our Pennsylvania racetracks. The confidence in Penn National expressed by the respected financial institutions who arranged and participated in this financing is extremely gratifying and these entities are very supportive of our strategic plans for continued growth."

        Penn National Gaming owns and operates: three Hollywood Casino properties located in Aurora, Illinois, Tunica, Mississippi and Shreveport, Louisiana; Charles Town Races & Slots in Charles Town, West Virginia; two Mississippi casinos, the Casino Magic hotel, casino, golf resort and marina in Bay St. Louis and the Boomtown Biloxi casino in Biloxi; the Casino Rouge, a riverboat gaming facility in Baton Rouge, Louisiana and the Bullwhackers casino properties in Black Hawk, Colorado. Penn National also owns two racetracks and eleven off-track wagering facilities in Pennsylvania; the racetrack at Charles Town Races & Slots in West Virginia; a 50% interest in the Pennwood Racing Inc. joint venture which owns and operates Freehold Raceway in New Jersey; and operates Casino Rama, a gaming facility located approximately 90 miles north of Toronto, Canada, pursuant to a management contract.

        In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Some of these statements include those regarding the financial and operational effects and prospects of our acquisition of Hollywood Casino Corporation, our expectations of favorable regulatory developments in certain jurisdictions in which we operate, our prospects for future growth and our optimism in light of current economic conditions. These statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and the actual results to differ materially. The Company describes certain of these risks and uncertainties in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2001. Some of these risks include those relating to the ability of the Company to integrate and manage facilities it acquires, risks relating to the development and expansion of properties, risks of increased competition and risks relating to the fact that we are heavily regulated by gaming authorities. The Company does not intend to update publicly any forward-looking statements except as required by law. The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

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Penn National Gaming, Inc.
PENN NATIONAL GAMING CLOSES $800 MILLION SENIOR SECURED CREDIT FACILITY TO FUND HOLLYWOOD CASINO CORPORATION ACQUISITION AND TO PROVIDE ADDITIONAL WORKING CAPITAL